eLinear, Inc.
                          2901 West Sam Houston Parkway
                                   Suite E-300
                              Houston, Texas 77043


December 30, 2004                                Via Fax: (202) 942-2903



Celeste  M.  Murphy,  Esquire
Division  of  Corporation  Finance
Securities  and  Exchange  Commission
450  Fifth  Street  N.W.,  Room  3112
Washington  D.C.  20549

     Re: eLinear, Inc. (the "Company")
         Registration Statement on Form SB-2

Dear Ms. Murphy:

     The Company respectfully requests that effectiveness of the Registration Statement referred to above be accelerated to 3:30 p.m. Eastern Time on Monday, January 3, 2005, or as soon thereafter as practicable.

                                          Very truly yours,

                                          ELINEAR, INC.




                                          /s/  Tommy Allen
                                          ----------------
                                          Tommy Allen
                                          Vice President


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